UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)*



                         PARADIGM GEOPHYSICAL LIMITED /1/
                  ---------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                  ---------------------------------------------
                         (Title of Class of Securities)


                                    69900J104
                            ------------------------
                                 (CUSIP Number)


                                 June 10, 1998
        -----------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Scheule is filed:

          |X|  Rule 13d-1(b)

          |_|  Rule 13d-1(c)

          |_|  Rule 13d-1(d)


------------------
/1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                       Page 2 of 10
CUSIP No. 69900J104                                Paradigm Geophysical Limited
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Berger Associates, Inc. ID No. 13-2750052
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    -0-
                          ------------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   594,100
                          ------------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   -0-
                          ------------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     594,100
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            594,100
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                         |_|

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.7%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

            IA, CO
--------------------------------------------------------------------------------

Schedule 13G                                                       Page 3 of 10
CUSIP No. 69900J104                                Paradigm Geophysical Limited
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Berger Small Company Growth Fund, a Portfolio of Berger
            Investment Portfolio Trust (ID No. 84-1244357)
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    -0-
                          ------------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   586,300
                          ------------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   -0-
                          ------------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     586,300
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            586,300
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                         |_|

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.6%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

            IA, CO
--------------------------------------------------------------------------------

Schedule 13G                                                       Page 4 of 10
CUSIP No. 69900J104                                Paradigm Geophysical Limited
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Kansas City Southern Industries, Inc., ID No. 44-0663509
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    -0-
                          ------------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   -0-
                          ------------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   -0-
                          ------------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     -0-
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                         |X|
            Excludes shares beneficially owned by Berger Associates, Inc., as to which  beneficial ownership is disclaimed.
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            -0-
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

            HC, CO
--------------------------------------------------------------------------------

Schedule 13G                                                       Page 5 of 10
CUSIP No. 69900J104                                Paradigm Geophysical Limited
--------------------------------------------------------------------------------


Item 1.

      (a)   Name of Issuer:   PARADIGM GEOPHYSICAL LIMITED

      (b)   Address of Issuer's Principal Executive Offices:

            4 GREENSPOINT PLAZA
            16945 NORTH CHASE DRIVE, SUITE 1400
            HOUSTON, TEXAS  77060

Item 2.

      (a)   Name of Person Filing:

            (1)   BERGER ASSOCIATES, INC.
            (2) BERGER SMALL COMPANY GROWTH FUND, A PORTFOLIO OF THE BERGER INVESTMENT PORTFOLIO TRUST
            (3)   KANSAS CITY SOUTHERN INDUSTRIES, INC.

      (b)   Address of Principal Business Office:

            (1)   BERGER ASSOCIATES, INC.
                  210 UNIVERSITY BOULEVARD, SUITE 900
                  DENVER, COLORADO  80206

            (2)   BERGER SMALL COMPANY GROWTH FUND
                  210 UNIVERSITY BOULEVARD, SUITE 900
                  DENVER, COLORADO  80206

            (3)   KANSAS CITY SOUTHERN INDUSTRIES, INC.
                  114 WEST 11TH STREET
                  KANSAS CITY, MO  64105

      (c)   Citizenship:

            (1)   Berger Associates, Inc.:   DELAWARE

            (2)   Berger Small Company Growth Fund:   DELAWARE

            (3)   Kansas City Southern Industries, Inc.:    DELAWARE

Schedule 13G                                                       Page 6 of 10
CUSIP No. 69900J104                                Paradigm Geophysical Limited
--------------------------------------------------------------------------------


      (d)   Title of Class of SecuriTIES:    COMMON STOCK

      (e)   CUSIP Number:     69900J104

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)         Broker or Dealer registered under Section 15 of the Act
            -----

      (b)         Bank as defined in section 3(a)(6) of the Act
            -----

      (c)         Insurance Company as defined in section 3(a)(19) of the Act
            -----

      (d)     X   Investment Company registered under section 8 of the
            ----- Investment Company Act/1/

      (e)     X   Investment Adviser registered under section 203 of the
            ----- Investment Advisers Act of 1940/2/

      (f) Employee Benefit Plan, Pension Fund which is subject to the ----- provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)

      (g)     X   Parent Holding Company, in accordance with section
            ----- 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)/3/

      (h)         Group, in accordance with section 240.13d-1(b)(1)(ii)(H)
            -----

--------------------
/1/ Berger Small Company Growth Fund is a Portfolio of the Berger Investment
    Portfolio Trust, a Delaware business trust and a registered investment company.

/2/ Berger Associates, Inc. is a registered investment adviser.

/3/ Kansas City Southern Industries, Inc. ("KCSI") is the parent holding company of Berger Associates, Inc. KCSI owns 100% of Berger Associates, Inc. and is filing this statement solely as a result of such stock ownership which may be deemed to give KCSI control over Berger Associates, Inc.

Schedule 13G                                                       Page 7 of 10
CUSIP No. 69900J104                                Paradigm Geophysical Limited
--------------------------------------------------------------------------------


Item 4.     Ownership

      (a)   Amount Beneficially Owned:

            (1)   Berger Associates, Inc.:               594,100*

                  * The filing of this statement shall not be construed as an admission that Berger Associates, Inc. is, for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

                  Berger Associates, Inc. is a registered investment adviser which furnishes investment advice to a number of mutual funds and institutional clients. As a result of its role as investment adviser or sub-adviser to the Funds as well as institutional clients, Berger Associates, Inc. may be deemed to be the beneficial owner of securities held by such funds or clients.

            (2)   Berger Small Company Growth Fund               586,300

            (3)   Kansas City  Southern Industries, Inc.:              0**

                  ** Kansas City Southern Industries, Inc. ("KCSI") does not own of record any shares of Paradigm Geophysical Limited Common Stock, it has not engaged in any transaction in Paradigm Geophysical Limited Common Stock, and it does not exercise any voting or investment power over shares of Paradigm Geophysical Limited Common Stock. All shares reported herein have been acquired by Berger Associates, Inc.'s mutual fund clients and KCSI specifically disclaims beneficial ownership over any shares of Paradigm Geophysical Limited Common Stock.

                  Accordingly, the filing of this statement shall not be construed as an admission that KCSI is, for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

Schedule 13G                                                       Page 8 of 10
CUSIP No. 69900J104                                Paradigm Geophysical Limited
--------------------------------------------------------------------------------


      (b)    Percent of Class:

            (1)   Berger Associates, Inc.:                     5.7%*

                  * The filing of this statement shall not be construed as an admission that Berger Associates, Inc. is, for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

            (2)   Berger Small Company Growth Fund.           5.6%

            (3)   Kansas City  Southern Industries, Inc.      0.0%**
                  **See Item 4(a)(3).

      (c)   Number of shares as to which such person has:

            (1)   Berger Associates, Inc.:

                  (i)   Sole power to vote or to direct the vote:    0

                  (ii)  Shared power to vote or to direct the vote:  594,100

                  (iii) Sole power to dispose or to direct the disposition
                        of:       0

                  (iv)  Shared power to dispose or to direct the disposition
                        of:    594,100

            (2)   Berger Small Company Growth Fund:

                  (i)   Sole power to vote or to direct the vote:     0

                  (ii)  Shared power to vote or to direct the vote:  586,300

                  (iii) Sole power to dispose or to direct the disposition
                        of:       0

                  (iv)  Shared power to dispose or to direct the disposition
                        of:    586,300

            (3)   Kansas City Southern Industries, Inc.

                  (i)   Sole power to vote or to direct the vote:    0

Schedule 13G                                                       Page 9 of 10
CUSIP No. 69900J104                                Paradigm Geophysical Limited
--------------------------------------------------------------------------------


                  (ii)  Shared power to vote or to direct the vote:   0*
                        *See Item 4(a)(3)).

                  (iii) Sole power to dispose or to direct the disposition
                        of:       0

                  (iv)  Shared power to dispose or to direct the disposition
                        of:       0**

                        **See Item 4(a)(3).

Item 5.     Ownership of Five Percent or Less of a Class:

            NOT APPLICABLE

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            THE BERGER SMALL COMPANY GROWTH FUND HAS THE RIGHT TO RECEIVE ALL DIVIDENDS FROM, AND THE PROCEEDS FROM THE SALE OF, THE SECURITIES HELD IN ITS ACCOUNT.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

            THIS STATEMENT HAS BEEN FILED JOINTLY BY KCSI (PARENT HOLDING COMPANY) AND BERGER ASSOCIATES, INC. (ITS REGISTERED INVESTMENT ADVISER SUBSIDIARY) AND INFORMATION RELATING TO BERGER ASSOCIATES, INC. HAS BEEN INCLUDED HEREIN.

Item 8.     Identification and Classification of Members of the Group:

            NOT APPLICABLE

Item 9.     Notice of Dissolution of Group:

            NOT APPLICABLE

Item 10.    Certification:

            BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSE OR EFFECT.

Schedule 13G                                                      Page 10 of 10
CUSIP No. 69900J104                                Paradigm Geophysical Limited
--------------------------------------------------------------------------------


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    BERGER ASSOCIATES, INC.:


Dated:  February 16, 1999           By:  /s/ Brian S. Ferrie
                                       ---------------------------------------
                                       Brian S. Ferrie, Vice President -
                                       Compliance


                                    BERGER SMALL COMPANY GROWTH FUND,
                                    A PORTFOLIO OF THE BERGER INVESTMENT
                                    PORTFOLIO TRUST


Dated:  February 16, 1999           By:  /s/ Brian S. Ferrie
                                       ---------------------------------------
                                       Brian S. Ferrie, Vice President


                                    KANSAS CITY SOUTHERN INDUSTRIES, INC.


Dated:  February 16, 1999           By:  /s/ Louis G. Van Horn
                                       ---------------------------------------
                                       Louis G. Van Horn
                                       Vice President and Comptroller

                                  EXHIBIT INDEX


Exhibit           Document                                  Page No.
-------           --------                                  --------

A                 Joint Filing Agreement                        A-1

                                    EXHIBIT A


                             JOINT FILING AGREEMENT


      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them the Schedule 13G (including amendments thereto) to which this Exhibit is attached with respect to the Common Stock of Paradigm Geophysical Limited and consent to this Joint Filing Agreement being included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement this 16th day of February, 1999.


                                   BERGER ASSOCIATES, INC.:


                                    /s/ Brian S. Ferrie
                                   ---------------------------------------------
                                   Brian S. Ferrie, Vice President - Compliance


                                   BERGER SMALL COMPANY GROWTH FUND, A
                                   PORTFOLIO OF THE BERGER INVESTMENT
                                   PORTFOLIO TRUST


                                    /s/ Brian S. Ferrie
                                   ---------------------------------------------
                                   Brian S. Ferrie, Vice President


                                   KANSAS CITY SOUTHERN INDUSTRIES, INC.


                                    /s/ Louis G. Van Horn
                                   ---------------------------------------------
                                   Louis G. Van Horn
                                   Vice President and Comptroller


                                       A-1